Exhibit 2.5

ICICI Bank

ICICI Bank Limited

(Incorporated under the Companies Act, 1956)

CIN: L65190GJ1994PLC021012

Registered Office: ICICI Bank Tower, Near Chakli Circle, Old Padra Road, Vadodara - 390007

Corporate Office: ICICI Bank Towers, Bandra-Kurla Complex, Mumbai - 400 051

SHARE CERTIFICATE

[Pursuant to sub-section (3) of section 46 of the Companies Act, 2013 and rule 5(2) of the Companies (Share Capital and Debentures) Rules 2014]

THIS IS TO CERTIFY that the person(s) named in this Certificate is/are the Registered Holder(s) of the within-mentioned shares of Rupees Two each bearing the distinctive numbers herein specified in the above named Company subject to the Memorandum and Articles of Association of the Company and the amount endorsed herein has been paid up on each such share.

Equity Shares each of ₹2

Amount Paid up per share ₹2

Regd. Folio No: Certificate No:

Name(s) of the Holder(s):

No. of Shares held:

Distinctive No.(s):

GIVEN under the Common Seal of the Company this

Executive Director Company Secretary

Authorised Signatory

Note: No transfer of the Share(s) comprised in the Certificate can be registered unless accompanied by this Certificate.